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                                                                   Exhibit 99.1
April 4, 2002

To: Nevada Power Company and Sierra Pacific Power Company Counter Parties

As you are undoubtedly aware, the Public Utility Commission of Nevada disallowed $437 million of Nevada Power Company's $922 million deferred energy balance. Through this letter we wish to provide a uniform update to our counterparties of the consequences of the disallowance and some of the actions we are taking.

Credit Ratings

On Friday, March 29 Standard and Poor's downgraded each of Nevada Power Company and Sierra Pacific Power Company unsecured debt ratings to B+ from BBB-. On Monday, April 1, Moody's downgraded the senior unsecured debt of Nevada Power Company to Ba2 from Baa3 and downgraded the senior unsecured debt of Sierra Pacific Power Company to Ba1 from Baa1.

Moody's has rated the secured debt of both Nevada Power Company and Sierra Pacific Power Company as investment grade at Baa3. Similarly, Standard and Poor's has rated the secured debt of both utilities investment grade at BBB-. We are in frequent contact with the rating agencies and have meetings with them scheduled for April 15.

Short Term Liquidity

Despite the $437mm disallowance, we will recover $489mm in deferred energy costs at Nevada Power Company over the next three years. That translates to $163mm per year of additional cash flow, plus carrying costs, in each of the three years starting April 1, 2002.

Our bank consortium has confirmed the availability of credit lines for Nevada Power Company ($200 million) and Sierra Pacific Power ($150 million) providing short-term liquidity.

As a result of recent federal legislation extending the carryback period on losses, we will have received an unplanned total of $170 million of tax refunds during the months of March and April 2002.

Longer Term Liquidity

While we cannot be definitive at this time about our long term liquidity we do have capacity to issue long term investment grade secured debt. Nevada Power Company has in excess of $700 million of such capacity and Sierra Pacific Power Company has in excess of $200 million. The ability to issue such debt is dependent on maintaining an investment grade rating for the debt, obtaining approval from the Public Utility Commission of Nevada to issue such debt and the market appetite for the debt along with normal board of director approval.

Cash Enhancement Measures



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Per our press release of earlier this week, we have commenced cash enhancement actions. We are reducing our planned capital spending for 2002 by $125 million. We are reviewing our planned 2002 O&M spending for reductions.

PUCN Related Actions

We will file a request for rehearing and reconsideration with the Public Utilities Commission of Nevada. In particular, we believe the Commission erred in disallowing $180mm for preliminary negotiations in 1999 that never resulted in a contract. The challenge will include both the absence of a commercial contract and relevance of the time period. The Company continues to firmly believe that all power purchases were prudent and that the Commission erred in numerous respects in finding that almost half of our purchases were not prudent.

Sierra Pacific Power Company has a rate case and a deferred case pending before the PUCN. A decision in both cases is required by June 1, 2002. In the general rate case the company has requested an increase in revenues of 2.4% while in the deferred case it has requested recovery of $205 million of deferred energy costs, plus carrying costs.

FERC Related Actions

The company has filed "206 actions" with the Federal Energy Regulatory Commission requesting price reformation of contracts entered into during a dysfunctional market period generally referred to as the western power crisis. There is no assurance of the outcome of such a filing.

Concluding Comment

We are aware of our obligations under agreements with our counterparties. Assuming access to the capital markets for secured debt is available to us and no other significant negative developments, we should be able to honor our obligations. However, a simultaneous call for one hundred percent mark-to-market collateral by all suppliers in the short term will likely not be possible to meet.

We would like to work with you in providing further information on our financial plans and situation as they develop. If you will return a signed confidentiality agreement, we will send you additional information as it is developed.

Sincerely yours,

Dennis Schiffel                     Steve Oldham
Chief Financial Officer             Senior Vice President, Energy Supply